Exhibit 99.1
FOR IMMEDIATE RELEASE

Contact:
Flow Investor Relations
Geoffrey Buscher
253-813-3286
investors@flowcorp.com
Flow International Signs New Long-Term Senior Credit Agreement
Kent, WA – June 11, 2008 – Flow International Corporation (NASDAQ: FLOW), the world’s leading developer and manufacturer of industrial waterjet machines for cutting and cleaning applications, today announced that it has entered into a new $100 million credit facility, replacing the $45 million credit agreement that was due to expire on July 8, 2008. The new five-year facility expires on June 9, 2013, and includes a $65 million revolving credit facility and a $35 million term loan that Flow may draw on to fund the acquisition of OMAX Corporation. The acquisition of OMAX is currently under review by the Federal Trade Commission. Bank of America, N.A. served as Lead Agent, and US Bank N.A. served as Documentation Agent. The syndicate also includes Wells Fargo Bank, Bank of the West, Union Bank of California, and Columbia Bank.
“We are very pleased to increase the size of our credit facility, which is a testament to the strength of our balance sheet and our strong cash flows,” said Doug Fletcher, Chief Financial Officer of Flow International. “With the increased capital this financing provides, we are well positioned to continue to invest in the company and grow the business in the years ahead.”
About Flow International
Flow International Corporation is the world’s leading developer and manufacturer of ultrahigh-pressure waterjet cutting technology to industries including automotive, aerospace, job shop, surface preparation, and more. For more information, visit www.flowcorp.com.
This press release contains forward-looking statements relating to future events or future financial performance that involve risks and uncertainties. The words “believe,” “expect,” “intend,” “anticipate,” variations of such words, and similar expressions identify forward-looking statements but their absence does not mean that the statement is not forward-looking. These statements are only predictions and actual results could differ materially from those anticipated in these statements based on a number of risk factors, including those set forth in the April 30, 2007 Flow International Corporation Form 10-K Report filed with the Securities and Exchange Commission. Forward-looking statements in this press release include, without limitation, statements regarding continued investment and growth in the business. Readers are cautioned not to place undue reliance on these forward-looking statements that speak only as of the date of this announcement.
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